Exhibit 16.1

September 10, 2007
Securities and Exchange Commission
100 F Street, NE
Washington, DC
20549 USA

Dear Sirs:

RE: HEALTHCARE PROVIDERS DIRECT, INC.
(FORMERLY ALPHA MOTORSPORT, INC.)

We are the former independent auditors for Healthcare Providers Direct, Inc. (formerly
Alpha Motorsport, Inc.) (the “Company”) and, as of September 5, 2007, we resigned as principal accountants of the Company. We have read Item 4.01 which is disclosed in the Company’s Current Report on Form 8-K, and are in agreement with the statements contained therein, insofar only as they relate to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

/s/ Morgan & Company

Chartered Accountants